Exhibit 23(a)(iv) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED TOTAL RETURN SERIES, INC.

ARTICLES SUPPLEMENTARY

     FEDERATED TOTAL RETURN SERIES, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue 10,000,000,000 shares of common stock, par value $.001 per share, with an aggregate par value of $10,000,000. These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND: The Board of Directors hereby reclassifies 4,000,000,000 of the authorized and previously unissued shares of common stock of the Corporation as follows: 1,000,000,000 shares of Federated Short-Term Total Return Fund Institutional Shares are re-classified into and 1,000,000,000 shares of Federated Short-Term Total Return Fund Institutional Service Shares. 1,000,000,000 shares of Federated Total Return Bond Fund Institutional Shares are re-classified into 1,000,000,000 shares of Federated Total Return Bond Fund Institutional Service Shares. 2,000,000,000 of the authorized but unissued and previously unclassified shares of common stock of the Corporation are classified as 1,000,000,000 shares of Federated Total Return Limited Duration Fund Institutional Shares and 1,000,000,000 shares of Federated Total Return Limited Duration Fund Institutional Service Shares. Following the aforesaid classification and reclassification of unissued shares, the Corporation will have 1,000,000,000 shares each designated as Federated Short-Term Total Return Fund Institutional Shares, Federated Short-Term Total Return Fund Institutional Service Shares, Federated Total Return Bond Fund Institutional Shares, Federated Total Return Bond Fund Institutional Service Shares, Federated Total Return Limited Duration Fund Institutional Shares, and Federated Total Return Limited Duration Fund Institutional Service Shares, and 4,000,000,000 unclassified shares, for an aggregate of 10,000,000,000 shares with a par value of $.001 each and an aggregate par value of $10,000,000.

     THIRD: The shares of common stock classified and reclassified hereby shall be subject to all provisions of the charter relating to stock of the Corporation generally and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article FOURTH, paragraph (b) of the Corporation's Articles of Amendment and Restatement and as set forth below:

     a. Shares having a common Fund name shall be invested in a common investment portfolio and the assets, liabilities, income, expenses, dividends and related liquidation rights belonging to each investment portfolio and allocated among them and among the various classes invested therein shall be as determined by the Board of Directors of the Corporation in accordance with law.

     b. At such times (which may vary between and among the holders of particular classes of stock invested in a common investment portfolio) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock invested in any common investment portfolio of the Corporation may be automatically converted into shares of another class of stock invested in the same common investment portfolio of the Corporation based on the relative net asset value of such classes at the time of the conversion, subject, however, to any conditions of the conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

     FOURTH: The stock has been classified and reclassified by the Board of Directors under the authority contained in the charter of the Corporation.

     FIFTH: These Articles Supplementary will become effective immediately upon filing with the State Department of Assessments and Taxation of Maryland.

     IN WITNESS WHEREOF, Federated Total Return Series, Inc. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Assistant Secretary as of August 30, 1996.

     The undersigned, J. Christopher Donahue, Executive Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:	FEDERATED TOTAL RETURN SERIES, INC.

/s/ J. Crilley Kelly	By: /s/ J. Christopher Donahue
J. Crilley Kelly	J. Christopher Donahue
Assistant Secretary	Executive Vice President